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                                                                EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
(DOLLARS IN THOUSANDS)

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Year ended December 31,                                 1997     1996     1995      1994      1993
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
EARNINGS:
   Net income from operations before tax             $ 25,855   21,243   17,337    15,734    15,448
   Applicable income taxes                             15,730   13,351   10,844     9,861     9,321
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   Income before taxes                                 41,585   34,594   28,181    25,595    24,769

   Fixed charges:
   Interest expense excluding interest on deposits      8,060    3,389    2,488     1,391       835
   Portion of rents representative of interest            472      492      829       866         -
   Preferred stock dividends including
      pre-tax effect                                    2,004      589        -         -         -
   Amortization of trust preferred securities
      issuance costs                                       14        -        -         -         -
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   Fixed charges excluding interest on deposits        10,550    4,470    3,317     2,257       835
   Interest on deposits                                64,603   46,630   39,458    27,060    26,243
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   Fixed charges including interest on deposits      $ 75,153   51,100   42,775    29,317    27,078
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   Earnings excluding interest on deposits           $ 52,135   39,064   31,498    27,852    25,604
   Earnings including interest on deposits            116,738   85,694   70,956    54,912    51,847
   Fixed charges excluding interest on deposits        10,550    4,470    3,317     2,257       835
   Fixed charges including interest on deposits        75,153   51,100   42,775    29,317    27,078

RATIO OF EARNINGS TO FIXED CHARGES:
   Excluding interest on deposits                       4.94x    8.74x    9.50x    12.34x    30.66x
   Including interest on deposits                       1.55x    1.68x    1.66x     1.87x     1.91x
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(1)  For purposes of computing the ratio of earnings to fixed charges, earnings represents income before income taxes and fixed charges. Fixed charges represent interest expense and preferred stock dividends, which dividends commenced in October 1996 and concluded in October 1997.
     Deposits include interest-bearing deposits and repurchase agreements.
     Without including preferred stock dividends in fixed charges and excluding interest on deposits, the ratio of earnings to fixed charges for the years ended December 31, 1997 and 1996 were 5.87x and 9.91x, respectively. Without including preferred stock dividends in fixed charges and including interest on deposits, the ratio of earnings to fixed charges for the years ended December 31, 1997 and 1996 were 1.57x and 1.68x, respectively